                                                                  EXHIBIT (a)(4)

                          [LETTERHEAD OF NORTHROP GRUMMAN]

                                                             Contact: Bob Bishop
                                                                  (310) 201-3335


For Immediate Release


NORTHROP GRUMMAN COMPLETES FINAL STEP
-------------------------------------
IN ACQUISITION OF LITTON INDUSTRIES INC.
----------------------------------------

     LOS ANGELES -- June 12, 2001 -- Northrop Grumman Corporation
(NYSE: NOC) announced today that it has completed the final step in its acquisition of Litton Industries Inc. by converting Litton's preferred stock into the right to receive $35 per share in cash.

     Letters of transmittal and other documents necessary for the exchange of stock will be mailed to Litton shareholders as promptly as practicable.

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.


                                   #   #   #